UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2014

Marathon Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35054	27-1284632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

539 South Main Street Findlay, Ohio	45840-3229
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(419) 422-2121

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Term Loan Agreement

On August 26, 2014, Marathon Petroleum Corporation, a Delaware corporation (“MPC”), entered into a $700 million five-year senior unsecured Term Loan Agreement with The Royal Bank of Scotland PLC, as administrative agent, each of RBS Securities Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, Citigroup Global Markets Inc., and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, each of Barclays Bank PLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as documentation agents, and several other commercial lending institutions that are parties thereto (the “Term Loan Agreement”).

Proceeds from the Term Loan Agreement will be used to fund a portion of the purchase price of the acquisition of Hess Retail Holdings LLC by Speedway LLC, a wholly-owned subsidiary of MPC (the “Acquisition”). Borrowings under the Term Loan Agreement are subject to customary conditions and must be repaid immediately if the Acquisition is not consummated on or before the tenth business day following the funding date. Loans under the Term Loan Agreement will mature five years from the funding date and may be prepaid at any time without premium or penalty. MPC has agreed to pay certain customary fees under the Term Loan Agreement, including an annual administrative fee to the administrative agent.

Borrowings under the Term Loan Agreement will bear interest, at our election, at either of the following rates (a) the sum of the Adjusted LIBO Rate (as defined in the Term Loan Agreement), plus a margin ranging between 0.875 percent to 1.75 percent per annum, depending on our credit ratings, or (b) the sum of the Base Rate (as defined in the Term Loan Agreement), plus a margin ranging between zero percent to 0.75 percent per annum, depending on MPC’s credit ratings.

The Term Loan Agreement contains representations and warranties, affirmative and negative covenants and events of default that are substantially similar to those contained in MPC’s revolving credit agreement, which we consider to be usual and customary for an agreement of this type. Among other things, the Term Loan Agreement requires MPC to maintain, as of the last day of each fiscal quarter, a ratio of Consolidated Net Debt to Total Capitalization (each as defined in the Term Loan Agreement) of no greater than 0.65 to 1.00. Other covenants contained in the Term Loan Agreement restrict MPC’s ability to incur debt, create liens on our assets or enter into transactions with affiliates, among other things.

Certain lenders and agents that are parties to the Term Loan Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for MPC and its subsidiaries and affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The above description of the material terms and conditions of the Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Term Loan Agreement, dated August 26, 2014, by and among Marathon Petroleum Corporation, as borrower, The Royal Bank of Scotland PLC, as administrative agent, each of RBS Securities Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, Citigroup Global Markets Inc., and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, each of Barclays Bank PLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as documentation agents, and several other commercial lending institutions that are parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: August 29, 2014	By:	/s/ J. Michael Wilder
Name: J. Michael Wilder
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Term Loan Agreement, dated August 26, 2014, by and among Marathon Petroleum Corporation, as borrower, The Royal Bank of Scotland PLC, as administrative agent, each of RBS Securities Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, Citigroup Global Markets Inc., and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, each of Barclays Bank PLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as documentation agents, and several other commercial lending institutions that are parties thereto.